NATIONWIDE LIFE INSURANCE COMPANY

[ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215]

[NATIONWIDE LIFETIME INCOME RIDER PLUS® ACCELERATED ADVISORY

(“NATIONWIDE L.inc+® Accelerated Advisory” OPTION)]

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Option Effective Date stated in the Nationwide L.inc+ Accelerated Advisory Option Specifications Pages (“Option Specifications Pages”).

To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract. Terms not defined in this option have the meaning given to them in the Contract.

This option provides a Lifetime Withdrawal benefit so long as there is a positive Income Benefit Base even after the Contract Value is reduced to zero due to (i) Standard Adviser Fees, (ii) the additional charge for this option, (iii) negative investment experience, and/or (iv) Lifetime Withdrawals. A one-time Non-Lifetime Withdrawal and an Income Carryforward privilege are also permitted subject to the terms of this option. There is an additional charge for this option. For purposes of this option, references to “Contract Owner” also apply to the Annuitant if the contract is owned by a non-natural owner.

This option is irrevocable.

Warnings:

The purpose of the guaranteed living benefit provided under this annuity contract is to provide security through a stream of monthly income payments to the owner. The guaranteed living benefit will terminate upon assignment or a change in ownership of the contract unless the new assignee or owner meets the qualifications specified in the Termination provision of the guaranteed living benefit.

(1)	The Income Benefit Base cannot be Surrendered as a lump sum and is not payable as a Death Benefit.

(2)	Excess Surrenders, Excess Adviser Fees, and/or election of the Non-Lifetime Withdrawal could reduce future benefits under this option by more than the dollar amount of the Surrender.

(3)	Surrenders prior to age 59 1/2 may result in the immediate application of taxes and penalties under Section 72 of the Internal Revenue Code (“Code”).

(4)

Unless the Contract Owner requests a Non-Lifetime Withdrawal or takes Standard Adviser Fees and/or Excess Adviser Fees, the first Surrender constitutes the first Lifetime Withdrawal, even if such Surrender is taken to meet minimum distribution requirements under the Code.

(5)

The Required Minimum Distribution (“RMD”) privilege, as described in the Calculation of the Income Benefit Base After Lifetime Withdrawals Begin – Excess Surrenders and Calculation of the Income Benefit Base After Lifetime Withdrawals Begin – Surrenders to Pay Adviser Fees sections, is not available during the calendar year of the Option Effective Date.

(6)	After the first Option Anniversary, Nationwide reserves the right to refuse any additional Purchase Payments. See the Additional Purchase Payments section for additional details.

(7)	Once the Contract Value is zero, Standard Adviser Fees, Excess Adviser Fees and Excess Surrenders are no longer permitted.

ICC23-VARR-0141AO	1	(Compact – Standard) (11/2023)

(8)

If the Contract Value falls to zero because of Excess Surrenders, Excess Adviser Fees, and/or a Non-Lifetime Withdrawal, the Income Benefit Base will be reduced to zero and the Contract will automatically terminate.

(9)

Nationwide may offer later versions of this option on a prospective basis to new purchasers with different charges and/or benefits. Later versions do not constitute changes to previously issued options unless expressly stated.

Definitions

The following definitions are added to the Contract:

Annual Adviser Fee Allowance - An amount used to determine whether a Surrender from the Contract to pay investment advisory fees is a Standard Adviser Fee or an Excess Adviser Fee. The Annual Adviser Fee Allowance is equal to the Annual Adviser Fee Allowance Percentage shown on the Option Specifications Pages multiplied by the average daily Contract Value for the current Contract Year as of the Valuation Date that the Surrender to pay investment advisory fees is taken.

Determining Life - The person designated as Contract Owner on the application (Annuitant in the event of a non-natural Contract Owner).

Excess Adviser Fee—Any Surrender or combination of Surrenders from the Contract to pay investment advisory fees in excess of the Annual Adviser Fee Allowance for the current Contract Year.

Excess Surrender—Any Surrender or combination of Surrenders in a calendar year that exceeds the Lifetime Withdrawal Amount, excluding a Non-Lifetime Withdrawal, Standard Adviser Fees, and Excess Adviser Fees.

Income Benefit Base—The value calculated under this option that is multiplied by the Lifetime Withdrawal Percentage to determine the Lifetime Withdrawal Amount.

Income Carryforward—A privilege under this option that allows for any part of the annual Lifetime Withdrawal Amount not taken during a given calendar year to be available in the immediately subsequent calendar year. See the Income Carryforward section of this option for details.

Joint Determining Life—The spouse of the Determining Life upon whose lifetime withdrawals under this option may also be based. A Joint Determining Life may only be named when the Joint Option is elected.

Joint Option - An election allowing the spouse of the Determining Life to be named as a Joint Determining Life.

Lifetime Withdrawal(s)—A surrender of all or a portion of the Lifetime Withdrawal Amount.

Lifetime Withdrawal Amount —The maximum amount that can be Surrendered as a Lifetime Withdrawal during a calendar year without reducing the Income Benefit Base. It is calculated annually, on each January 1, by multiplying the Income Benefit Base by the Lifetime Withdrawal Percentage.

Lifetime Withdrawal Percentage—A specified percentage based on the age of the Determining Life at the time the first Lifetime Withdrawal is taken. In cases where the Joint Option has been elected, the Lifetime Withdrawal Percentage will be determined based on the age of the younger of the Determining Life and Joint Determining Life at the time the first Lifetime Withdrawal is taken. Please refer to the applicable Lifetime Withdrawal Percentages table in the Option Specifications Pages.

Non-Lifetime Withdrawal—A one-time only election to have the first Surrender not treated as a Lifetime Withdrawal.

Option Anniversary—Each recurring one-year anniversary beginning with the Option Effective Date.

Option Year—Beginning with the Option Effective Date, each one-year period this option remains in-force.

ICC23-VARR-0141AO	2	(Compact – Standard) (11/2023)

Permitted Investment Options—Sub-Accounts and/or asset allocation models Nationwide designates for availability with this option. (The Fixed Account, if available under the Contract, is not a Permitted Investment Option, except as the originating account for certain dollar cost averaging programs).

Roll-up Crediting Period—Beginning with the Option Effective Date, the maximum period of time that the Roll-up Value will be calculated. The Roll-up Crediting Period is stated in the Option Specifications Pages.

Roll-up Interest Rate—The simple interest rate used to determine the roll-up in the calculation of the Roll-up Value. The Roll-up Interest Rate is stated in the Option Specifications Pages.

Standard Adviser Fee—Any Surrender or combination of Surrenders from the Contract during a Contract Year to pay investment advisory fees that is less than or equal to the Annual Adviser Fee Allowance for the current Option Year.

Additional Charge

Beginning on the first Option Anniversary, Nationwide will deduct an additional charge for this option up to the “Guaranteed Maximum Charge without the Joint Option” shown on the Option Specifications Pages. The additional charge for this option is assessed as a percentage of the Income Benefit Base on each Option Anniversary. A prorated charge for any partially completed Option Year will also be deducted upon full Surrender of the Contract. The charge is deducted proportionally from the elected Permitted Investment Options on each Option Anniversary. The charge will not reduce the Income Benefit Base. The charge will reduce the Contract Value by the gross dollar amount of the charge.

If the Joint Option is elected, Nationwide will deduct a charge in addition to the base charge under this option and/or is likely to offer lower Lifetime Withdrawal Percentages. If a charge is assessed for the Joint Option, it will be up to the difference between (i) the “Guaranteed Maximum Charge with the Joint Option” and (ii) the “Guaranteed Maximum Charge without the Joint Option,” both shown on the Option Specification Pages. If a charge is assessed for the Joint Option, it is also assessed as a percentage of the current Income Benefit Base on each Option Anniversary, and a prorated charge for any partially completed Option Year will also be deducted upon full Surrender of the Contract. The charge is deducted proportionally from the elected Permitted Investment Options on each Option Anniversary. The Lifetime Withdrawal Percentages with and without election of the Joint Option are stated in the Option Specifications Pages.

The initial Nationwide L.inc+ Accelerated Advisory Option charge on the Option Effective Date is stated in the Contract Specifications Pages and is guaranteed under the conditions stated in this option and in effect on the Option Effective Date.

An election to reset the Income Benefit Base, as described in the Calculation of the Income Benefit Base Before Lifetime Withdrawals and Calculation of the Income Benefit Base After Lifetime Withdrawals Begin – Income Benefit Base Resets sections of this option, may increase the Nationwide L.inc+ Accelerated Advisory Option charge, subject to the Guaranteed Maximum Charge without Joint Option or the Guaranteed Maximum Charge with Joint Option, as applicable.

Investment Allocation and Transfer Restrictions

While this option is in-force, the Contract Owner may only allocate new Purchase Payments and transfers of Contract Value to and from Permitted Investment Options. Nationwide reserves the right to restrict allocations to Permitted Investment Options in which the Contract Owner is already invested after the election of this option. Nationwide may substitute Permitted Investment Options available to the Contract Owner when any previously Permitted Investment Options are no longer available to the Variable Account or if Nationwide’s management determines that any previously Permitted Investment Options are no longer appropriate for the purposes of the Contract or this option. The Contract Owner will be notified in writing of any changes to the Permitted Investment Options. One or more Permitted Investment Options may impose a Low Cost Fund Fee as described in the Contract.

ICC23-VARR-0141AO	3	(Compact – Standard) (11/2023)

Additional Requirements and Restrictions

The following apply to this option:

(1)

This option is only available to Contracts with a Determining Life between the “Minimum Determining Life Issue Age” and the “Maximum Determining Life Issue Age,” both shown on the Option Specifications Pages, on the date the application is signed;

(2)

This option is not available to a beneficially owned Contract, which is a Contract that is inherited or established by a Beneficiary who continues to hold the Contract as a Beneficiary (as opposed to treating the Contract as his/her own) for tax purposes;

(3)	After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments. Any amount refused will be returned to the Contract Owner;

(4)

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide or any of its subsidiaries or affiliates with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any excess amount not accepted will be returned to the Contract Owner;

(5)	Loans, to the extent otherwise permitted under the Contract or an endorsement to the Contract, are not allowed;

(6)

Nationwide may restrict the availability of this option in conjunction with other options that may be offered under the Contract. Other options that are not available for election in conjunction with this option are identified in the application;

(7)

For Contracts that offer the Fixed Account, the Fixed Account it is not available for this option, except as the originating account for any dollar cost averaging programs offered in conjunction with this option. For additional information, see the Fixed Account Endorsement if applicable;

(8)	The Determining Life cannot be changed;

(9)	The method for calculating the Contract Value, Death Benefit, or any other benefits or values described in the Contract or any other option is not modified by this option;

(10)

Purchase Payments to the Contract will increase the Income Benefit Base by the amount of the Purchase Payment submitted and any credits applied. However, once the Contract Value falls to zero, the Determining Life, or Joint Determining Life, if applicable, is no longer permitted to submit additional Purchase payments or take Surrenders in excess of the current Lifetime Withdrawal Amount;

(11)	If the Contract Value is zero, Excess Surrenders, Standard Adviser Fees, and Excess Adviser Fees are no longer permitted;

(12)

Surrender of the Lifetime Withdrawal Amount, the Non-Lifetime Withdrawal, any Income Carryforward amount, and any amounts under the RMD privilege, if taken, will reduce the Contract Value, Death Benefit, and any other benefits and values as described in the Contract or any other option; and

(13)	Allocations and transfers among the investment options are limited as provided in the Investment Allocation and Transfer Restrictions section of this option.

ICC23-VARR-0141AO	4	(Compact – Standard) (11/2023)

Standard Adviser Fees and Excess Adviser Fees

To the extent permitted by applicable law, the Contract Owner may take Surrenders to pay investment advisory fees. To do so, the investment adviser and Contract Owner must provide authorization to Nationwide. Surrenders for Standard Adviser Fees and Excess Adviser Fees reduce the Contract Value by the gross dollar amount surrendered.

Once the Contract Value is zero, Surrenders for Standard Adviser Fees or Excess Adviser Fees are no longer permitted. If the Contract Value falls to zero because of Excess Adviser Fees, the Income Benefit Base will be reduced to zero and the Contract will automatically terminate.

Standard Adviser Fees will not reduce the Income Benefit Base. Excess Adviser Fees will reduce the Income Benefit Base as described in the Calculation of the Income Benefit Base Before Lifetime Withdrawals – Surrender to Pay Adviser Fees and Calculation of the Income Benefit Base After Lifetime Withdrawals Begin – Surrender to Pay Adviser Fees sections of this option.

Additional Purchase Payments

Additional Purchase Payments may be permitted if the Contract Value is greater than zero. Once the Contract Value is zero, the Contract Owner is no longer permitted to submit additional Purchase Payments.

After the first Option Anniversary, Nationwide reserves the right to refuse any additional Purchase Payments. Any amount refused will be returned to the Contract Owner.

Lifetime Withdrawals

The Lifetime Withdrawal Amount is the benefit associated with this option. Specifically, it is the amount the Contract Owner may Surrender from the Contract each calendar year without negatively impacting the Lifetime Withdrawal Amount available in subsequent calendar years. On each January 1, Nationwide calculates the Lifetime Withdrawal Amount for that calendar year. Provided the Contract Owner does not deplete the Income Benefit Base, the Contract Owner is entitled to Surrender the Lifetime Withdrawal Amount every calendar year that this option is in-force, even after the Contract Value is zero.

The Lifetime Withdrawal Amount is calculated as follows:

Lifetime Withdrawal Amount	=	Income Benefit Base	X	Lifetime Withdrawal Percentage

The Income Benefit Base is determined as described in the Calculation of the Income Benefit Base Before Lifetime Withdrawals and Calculation of the Income Benefit Base After Lifetime Withdrawals Begin sections.

The Lifetime Withdrawal Percentage is a specified percentage that is based on the age of the Determining Life on the date of the first Lifetime Withdrawal, as provided in the applicable table on the Option Specifications Pages. If the Joint Option is elected, the Lifetime Withdrawal Percentage is determined based on the younger of the Determining Life and Joint Determining Life. Once the Lifetime Withdrawal Percentage is established it will be multiplied by the Current Income Benefit Base to determine the dollar value of the Lifetime Withdrawal Amount for the current calendar year.

Each calendar year’s Lifetime Withdrawal Amount is non-cumulative, except where the Income Carryforward privilege as described below in the Income Carryforward section applies.

Taking Lifetime Withdrawals

At any time after the Option Effective Date, the Contract Owner may (but is not required to) begin taking Surrenders of the Lifetime Withdrawal Amount. Unless the Contract Owner requests a Non-Lifetime Withdrawal, Standard Adviser Fees, or Excess Adviser Fees, the first Surrender from the Contract constitutes the first Lifetime Withdrawal under the option. Nationwide will Surrender amounts proportionally from each elected Permitted Investment Option as of the date of the Surrender request.

ICC23-VARR-0141AO	5	(Compact – Standard) (11/2023)

This option uses two Lifetime Withdrawal Percentages, one that is applicable when the Contract Value is greater than $0, and one that becomes applicable once the Contract Value reaches $0. The applicable Lifetime Withdrawal Percentages are identified in Column 1 (Contract Value greater than $0) and Column 2 (Once Contract Value reaches $0) on the Option Specification Pages.

The Lifetime Withdrawal Percentage is established at the time of the first Lifetime Withdrawal. The age used to determine the applicable Lifetime Withdrawal Percentages is the age of the Determining Life on the date of the first Lifetime Withdrawal, or if the Joint Option is elected, it is the age of the younger of the Determining Life or the Joint Determining Life. When applicable Lifetime Withdrawal Percentages are established, they will not be subject to any change as long as the Contract and this option remain in-force.

Once the applicable Lifetime Withdrawal Percentage is established, it will be multiplied by the Income Benefit Base to determine the Lifetime Withdrawal Amount for the current calendar year. If the Option Effective Date is within the same calendar year as the first Lifetime Withdrawal, the Lifetime Withdrawal Amount for the first calendar year will be prorated based upon the number of months, including the most of issue from the Option Effective Date to the end of the calendar year. The prorated Lifetime Withdrawal Amount will be calculated as follows:

(12 – the month of the Option Issue Date, represented as a number) + 1	X	Non-prorated Lifetime Withdrawal Amount
12

On each subsequent January 1, Nationwide will multiply the Lifetime Withdrawal Percentage by the Income Benefit Base to determine the Lifetime Withdrawal Amount for that calendar year.

If the Contract Value reaches zero, the applicable Lifetime Withdrawal Percentage from Column 2, which was established at the time of the first Lifetime Withdrawal, will be multiplied by the Income Benefit Base to determine the new Lifetime Withdrawal Amount. If the Contract Value reaches zero due to a Lifetime Withdrawal, or as a result of the additional charge for this option or any other recurring Contract charges, (except Excess Adviser Fees), the Lifetime Withdrawal Amount will not change for the current calendar year, and the applicable Column 2 Lifetime Withdrawal Percentage will apply beginning with the immediately subsequent calendar year.

The Lifetime Withdrawal Amount may be taken during each calendar year beginning with the first Surrender and is non-cumulative, except where the Income Carryforward privilege as described below in the Income Carryforward section applies. This means any part of the Lifetime Withdrawal Amount not taken during a given calendar year cannot be added to the available Lifetime Withdrawal Amount in any later calendar years, unless the Income Carryforward privilege applies.

If the Lifetime Withdrawal Amount is $100 or less, Nationwide may require the interval of payment to be modified so the Lifetime Withdrawal Amount will equal more than $100. In no case will scheduled Lifetime Withdrawals be modified to an interval longer than one year.

Taking Excess Surrenders

The Contract Owner may Surrender more than the Lifetime Withdrawal Amount in any calendar year, subject to certain conditions. Any Surrenders in excess of the Lifetime Withdrawal Amount will result in a negative adjustment to the Income Benefit Base, which will cause a reduction to the Lifetime Withdrawal Amount available in subsequent calendar years. See the Calculation of the Income Benefit Base After Lifetime Withdrawals Begin section.

ICC23-VARR-0141AO	6	(Compact – Standard) (11/2023)

Taking Advisory Fees

Surrenders to pay Standard Adviser Fees will not result in a negative adjustment to the Income Benefit Base and therefore will not reduce the Lifetime Withdrawal Amount available in the current and subsequent calendar years. Surrenders to pay Excess Adviser Fees will result in a negative adjustment to the Income Benefit Base and therefore will reduce the Lifetime Withdrawal Amount available in the current and subsequent calendar years. See the Calculation of the Income Benefit Base After Lifetime Withdrawals Begin section.

Income Carryforward

This option includes an Income Carryforward privilege that allows for any part of the Lifetime Withdrawal Amount not taken during a given calendar year (the Income Carryforward amount) to be available in the immediately subsequent calendar year. Surrenders during any given calendar year will first be taken from any available Income Carryforward amount. Amounts available under this Income Carryforward privilege will not be treated as Excess Surrenders and will not impact the calculation of the Income Benefit Base. Any amounts carried forward under this Income Carryforward privilege, and not taken in the immediately subsequent calendar year, will be forfeited. The Income Carryforward amount for any calendar year will not be adjusted as a result of subsequent Purchase Payments or reset opportunities.

Calculation of the Income Benefit Base Before Lifetime Withdrawals

On the Option Effective Date, the Income Benefit Base equals the Contract Value. Thereafter, prior to the first Lifetime Withdrawal, the Income Benefit Base will be the greater of two separate factors: the Roll-up Value and the Highest Contract Value.

Roll-up Value: Purchase Payments, plus simple interest at the Roll-up Interest Rate for each Option Anniversary that such Purchase Payment is applied during the Roll-up Crediting Period, adjusted for certain transactions described below. The calculation of the Roll-up Value ends at the earlier of the end of the Roll-up Crediting Period or the first Lifetime Withdrawal.

Highest Contract Value: The highest Contract Value on any Option Anniversary, adjusted for certain transactions described below.

This option contains an automatic reset, whereby on each Option Anniversary, Nationwide will compare the Income Benefit Base and the Contract Value. If the Contract Value is greater, the Income Benefit Base will be reset to equal the current Contract Value. If the Income Benefit Base is equal to or greater than the Contract Value, no reset will occur, and the Income Benefit Base will remain unchanged. Unless the Contract Owner instructs Nationwide otherwise, these resets will occur automatically on each Option Anniversary, until the current charge for, or the list of Permitted Investment Options associated with, this option changes.

The Contract Owner may elect in writing to Nationwide to discontinue the automatic reset. The Contract Owner may subsequently elect in writing to Nationwide to resume the automatic reset feature.

In the event the charge for or the list of Permitted Investment Options associated with this option changes, the reset opportunities are no longer automatic. Nationwide will provide written notice to the Contract Owner on or about each Option Anniversary informing the Contract Owner of the opportunity to reset the Income Benefit Base, provided that the Contract Value exceeds the Income Benefit Base on the Option Anniversary. The notice will include information about the Highest Contract Value, Roll-up Value, charge, and list of Permitted Investment Options. Nationwide will also provide the Contract Owner with instructions on how to communicate an election to reset the Income Benefit Base.

An election to reset the Income Benefit Base must be received by Nationwide within 60 days after the applicable Option Anniversary. An affirmative election also constitutes an agreement to accept the current charge and current list of Permitted Investment Options associated with this option.

ICC23-VARR-0141AO	7	(Compact – Standard) (11/2023)

An election to reset the Income Benefit Base will reinstate automatic resets as provided in this option unless the Contract Owner elects in writing to discontinue the automatic reset or there is a change to the charge or list of Permitted Investment Options.

If Nationwide does not receive an affirmative election to reset the Income Benefit Base within 60 days after the applicable Option Anniversary, Nationwide will consider the offer to reset the Income Benefit Base to be rejected. Nationwide will not reset the Income Benefit Base (it will remain as it was immediately prior to the Option Anniversary) and, if applicable, future automatic Income Benefit Base resets will cease, unless resumed by written request to Nationwide. Nationwide will continue to provide written notice of subsequent Income Benefit Base reset opportunities on or about each Option Anniversary. Any election to subsequently reset the Income Benefit Base will reinstate automatic resets as provided in this option unless the Contract Owner elects in writing to discontinue the automatic reset.

If at any time prior to the first Lifetime Withdrawal, the Contract Value is equal to zero, the Income Benefit Base will be permanently set at the current Income Benefit Base and the Roll-up Value and the Highest Contract Value will no longer change.

Certain transactions will result in adjustments to the values, as provided herein.

Additional Purchase Payments

Additional Purchase Payments will result in a positive adjustment to each Income Benefit Base value:

Roll-up Value: When an additional Purchase Payment is accepted, the Roll-up Value is increased by the additional Purchase Payment and the Roll-up Interest Rate will accrue for the additional Purchase Payment for the number of calendar days left in the Option Year. In subsequent Option Years, that additional Purchase Payment will be considered a Purchase Payment for purposes of calculating the Roll-up Value.

Highest Contract Value: When an additional Purchase Payment is accepted, the Highest Contract Value is increased by the dollar amount of the additional Purchase Payment. Thereafter, that additional Purchase Payment will be reflected in the Contract Value when calculating the Highest Contract Value.

Surrenders to Pay Adviser Fees

Surrenders to pay Standard Adviser Fees will not result in an adjustment to each Income Benefit Base value. Surrenders to pay Excess Adviser Fees will result in a negative adjustment to each Income Benefit Base value. When an excess Adviser Fee is taken, the Income Benefit is reduced by the greater of the gross dollar amount of the Excess Adviser Fee and proportionally, as follows:

Roll-up Value: When an Excess Adviser Fee is taken, the Roll-up Value is reduced proportionally, as follows:

Reduction to Roll-up Value	=	Gross Dollar Amount of the Excess Adviser Fee	X	Roll-up Value in effect prior to the Excess Adviser Fee
Contract Value (reduced by the dollar amount of the Standard Adviser Fee withdrawn)

Future calculations of the Roll-up Value will reflect this reduction, which could negatively impact the Income Benefit Base. At the Option Anniversary, the Roll-Up Interest Rate will be applied to the Purchase Payments adjusted for a Non-Lifetime Withdrawal and any Excess Adviser Fees, if applicable.

ICC23-VARR-0141AO	8	(Compact – Standard) (11/2023)

Highest Contract Value: When an Excess Adviser Fee is taken, the Highest Contract Value is reduced by the greater of either the dollar amount of the Excess Adviser Fee or proportionally, as follows:

Reduction to Highest Contract Value	=	Gross Dollar Amount of the Excess Adviser Fee	X	Highest Contract Value in effect prior to the Excess Adviser Fee
Contract Value (reduced by the dollar amount of the Standard Adviser Fee withdrawn)

Future calculations of the Highest Contract Value will reflect this reduction, which could negatively impact the Income Benefit Base.

Non-Lifetime Withdrawal

This option permits a one-time only election to designate the first Surrender from the Contract as a Non-Lifetime Withdrawal. The Non-Lifetime Withdrawal does not permanently establish the Lifetime Withdrawal Percentage and the Income Benefit Base. The Non-Lifetime Withdrawal is subject to the following:

(1)	The Non-Lifetime Withdrawal must be the first Surrender from the Contract, excluding Standard Adviser Fees and Excess Adviser Fees;

(2)

The Non-Lifetime Withdrawal is only available after the first Option Anniversary and before the first Lifetime Withdrawal is taken. Note: If Lifetime Withdrawals are initiated before taking the Non-Lifetime Withdrawal, the ability to take a Non-Lifetime Withdrawal is forfeited;

(3)	The Non-Lifetime Withdrawal request must be submitted in writing and must specify that the Surrender is a Non-Lifetime Withdrawal; and

(4)	The Non-Lifetime Withdrawal will result in a negative adjustment to each Income Benefit Base value, as follows:

Roll-up Value: When a Non-Lifetime Withdrawal is taken, the Roll-up Value is reduced proportionally, as follows:

Reduction to Roll-up Value	=	Gross Dollar Amount of the Non-Lifetime Withdrawal	X	Roll-up Value in effect prior to the Non-Lifetime Withdrawal
Contract Value (prior to the Non-Lifetime Withdrawal)

Future calculations of the Roll-up Value will reflect this reduction, which could negatively impact the Income Benefit Base. At the Option Anniversary, the Roll-Up Interest Rate will be applied to the Purchase Payments adjusted for Non-Lifetime Withdrawal and any Excess Adviser Fees, if applicable.

Highest Contract Value: When a Non-Lifetime Withdrawal is taken, the Highest Contract Value is reduced proportionally, as follows:

Reduction to Highest Contract Value	=	Gross Dollar Amount of the Non-Lifetime Withdrawal	X	Highest Contract Value in effect prior to the Non- Lifetime Withdrawal
Contract Value (prior to the Non-Lifetime Withdrawal)

Future calculations of the Highest Contract Value will reflect this reduction, which could negatively impact the Income Benefit Base.

ICC23-VARR-0141AO	9	(Compact – Standard) (11/2023)

Calculation of the Income Benefit Base After Lifetime Withdrawals Begin

After the first Lifetime Withdrawal, the Income Benefit Base is not subject to change, except otherwise as provided herein.

Income Benefit Base Resets

An Income Benefit Base reset may result in a positive adjustment to the Income Benefit Base. An Income Benefit Base reset will never result in a negative adjustment to the Income Benefit Base.

On each Option Anniversary, Nationwide compares the Income Benefit Base to the Contract Value. If the Contract Value is greater than the Income Benefit Base, Nationwide will reset the Income Benefit Base to equal the Contract Value, and that new Income Benefit Base is used to calculate the Lifetime Withdrawal Amount from that point forward. Any increase in the Lifetime Withdrawal Amount due to a reset is available in the calendar year of the reset. If the Income Benefit Base is equal to or greater than the Contract Value, no reset will occur, and the Income Benefit Base will remain unchanged.

The Contract Owner, or Annuitant in the case of a non-natural Contract Owner, may elect in writing to Nationwide to discontinue the automatic reset. The Contract Owner, or Annuitant in the case of a non-natural Contract Owner, may subsequently elect in writing to Nationwide to resume the automatic reset feature.

In the event the charge for or the list of Permitted Investment Options associated with this option changes, the reset opportunities are no longer automatic. Nationwide will provide written notice to the Contract Owner on or about each Option Anniversary informing the Contract Owner of the opportunity to reset the Income Benefit Base, provided that the Contract Value exceeds the Income Benefit Base on the Option Anniversary. The notice will include information about the Highest Contract Value, Roll-up Value, charge, and list of Permitted Investment Options. Nationwide will also provide the Contract Owner with instructions on how to communicate an election to reset the Income Benefit Base.

An election to reset the Income Benefit Base must be received by Nationwide within 60 days after the applicable Option Anniversary. An election to reset also constitutes an agreement to accept the current charge and current list of Permitted Investment Options associated with this option. An election to reset the Income Benefit Base will reinstate automatic resets as provided in this option unless the Contract Owner elects in writing to discontinue the automatic reset or there is a change to the charge or list of Permitted Investment Options.

If Nationwide does not receive an affirmative election to reset the Income Benefit Base within 60 days after the applicable Option Anniversary, Nationwide will consider the offer to reset the Income Benefit Base to be rejected. Nationwide will not reset the Income Benefit Base (it will remain as it was immediately prior to the Option Anniversary) and, if applicable, future automatic Income Benefit Base resets will cease, unless resumed by written request to Nationwide. Nationwide will continue to provide written notice of subsequent Income Benefit Base reset opportunities on or about each Option Anniversary. Any election to subsequently reset the Income Benefit Base will reinstate automatic resets as provided in this option unless the Contract Owner elects in writing to discontinue the automatic reset.

Additional Purchase Payments

Additional Purchase Payments will result in a positive adjustment to the Income Benefit Base. The Income Benefit Base will be increased by the dollar amount of the additional Purchase Payment. Any increase to the Lifetime Withdrawal Amount as a result of an additional Purchase Payment may be taken in the calendar year in which the additional Purchase Payment is accepted. The positive adjustment to the Income Benefit Base is permanent and will positively impact the calculation of the Lifetime Withdrawal Amount available in future years.

ICC23-VARR-0141AO	10	(Compact – Standard) (11/2023)

Surrenders to Pay Adviser Fees

Surrenders to pay Standard Adviser Fees will not result in an adjustment to the Income Benefit Base. Surrenders to pay Excess Adviser Fees will result in a negative adjustment to the Income Benefit Base. When an Excess Adviser Fee is taken, the Income Benefit Base is reduced by the greater of the dollar amount of the Excess Adviser Fee or proportionally, as follows:

Reduction to Income Benefit Base	=	Gross Dollar Amount of the Excess Adviser Fee	X	Income Benefit Base in effect prior to Excess Adviser Fee
Contract Value (reduced by the dollar amount of the Standard Adviser Fee withdrawn)

The negative adjustment to the Income Benefit Base is permanent and will negatively impact the calculation of the Lifetime Withdrawal Amount available in the current and future years.

If the Contract Owner invokes the RMD Privilege (described below in Excess Surrenders) under the Code for the Contract, Standard Adviser Fees and Excess Adviser Fees are permitted, provided that the Contract Value is greater than zero. Standard Adviser Fees will not reduce the Income Benefit Base; however, Excess Adviser Fees taken for purposes of the RMD privilege will reduce the Income Benefit Base as described above. Nationwide may eliminate this exception if the Code provisions or Internal Revenue Service rules or guidance relating to required minimum distributions change. This exception is not available during the calendar year of the Option Effective Date. This exception is also not available for beneficially owned Contracts.

Excess Surrenders

Excess Surrenders will result in a negative adjustment to the Income Benefit Base. When an Excess Surrender is taken, the Income Benefit Base is reduced by the greater of the dollar amount of the Excess Surrender or proportionally, as follows:

Reduction to Income Benefit Base	=	Gross Dollar Amount of the Excess Surrender	X	Income Benefit Base in effect prior to Excess Surrender
Contract Value (reduced by the dollar amount of the Lifetime Withdrawal Amount withdrawn)

The negative adjustment to the Income Benefit Base is permanent and will negatively impact the calculation of the Lifetime Withdrawal Amount available in future years.

Notwithstanding the above:

(1)

Income Carryforward: amounts available under the Income Carryforward privilege (see the Income Carryforward section) will not be treated as Excess Surrenders and therefore will not reduce the Income Benefit Base; and

(2)

RMD Privilege. Notwithstanding the above, if the RMD under the Code for the Contract will not be met for the calendar year by Surrendering the available Lifetime Withdrawal Amount, the Contract Owner will be permitted to take an Excess Surrender(s) to meet the RMD without reducing the Income Benefit Base. This exception is not permitted for beneficially owned Contracts. Nationwide may eliminate this exception if the Code provisions or Internal Revenue Service rules or guidance relating to required minimum distributions change. This exception is not available in the calendar year of the Option Effective Date.

ICC23-VARR-0141AO	11	(Compact – Standard) (11/2023)

Joint Option

The Joint Option feature is available for all contract types except Charitable Remainder Trusts. For all other contract types, the applicant may elect the feature only at the time this Nationwide L.inc Advisory Option is elected. If elected, the Joint Option allows the survivor of the Determining Life and Joint Determining Life to continue to receive, for the duration of his/her lifetime, the Lifetime Withdrawal Amount.

To take advantage of this feature the following requirements must be met:

(1)	The spouse of the Determining Life must be named as the Joint Determining Life and cannot be changed;

(2)

The Joint Determining Life must be between the “Minimum Joint Determining Life Issue Age” and the “Maximum Joint Determining Life Issue Age,” both shown on the Option Specifications Pages, at the time the application is signed;

(3)

For Contracts with a non-natural owner, the Determining Life and Joint Determining Life must be named as Co-Annuitants. However, in the case of a non-natural Contract Owner and/or Joint Owner, and where the Spousal Protection Death Benefit Feature is not applicable, the Determining Life and Joint Determining Life must be named as the Annuitant and Contingent Annuitant and as the only Beneficiaries. In this case, one Death Benefit is paid when the last survivor of the Annuitant and Contingent Annuitant dies;

(4)

The Determining Life and Joint Determining Life must be named as the only Beneficiaries. Any other named parties to the Contract, except for Contingent Beneficiaries, must be the Determining Life or Joint Determining Life; and

(5)

If both the Determining Life and Joint Determining Life are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose life annuity payments involving life contingencies depend. For a Contract issued as an IRA or Roth IRA, only the person for whom the IRA or Roth IRA was established may be named.

Termination of the Joint Option

Once the Joint Option is elected, it can only be removed prior to the first Lifetime Withdrawal. To remove the Joint Option, Nationwide must be provided with proof of divorce, annulment, or dissolution of the marriage between the Determining Life and Joint Determining Life.

If the Joint Option is removed, any additional charge assessed for it will end and/or the applicable Lifetime Withdrawal Percentages will be those that would have applied if the Joint Option had never been elected.

If the Joint Option is removed from the Contract, it may not be re-elected or added to cover a subsequent spouse.

Termination

This option automatically terminates upon the earliest of the following:

(1)	a full Surrender of the Contract,

(2)	the death of the Determining Life or, if the Joint Option is elected, the death of the last survivor of the Determining Life and the Joint Determining Life;

(3)	Annuitization of the Contract; or

ICC23-VARR-0141AO	12	(Compact – Standard) (11/2023)

(4)	Where permitted under state law, while the Contract Owner is living, upon an assignment or change in ownership of the Contract, this option will terminate, except in the following circumstances:

(a)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to the Contract Owner’s personal revocable or irrevocable trust, an individual ownership changed to the Contract Owner’s spouse’s revocable or irrevocable trust, an individual ownership changed to a court appointed guardian or conservator representing the Contract Owner, under the Joint Option if only one spouse is named as the Contract Owner, a change in ownership to the Contract Owner’s spouse, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the Determining Life to a custodian, or from a custodian to the Determining Life;

(c)

the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(d)	the change is merely the removal of a Contract Owner where the Contract is jointly owned.

In addition, if an Excess Surrender, Excess Adviser Fee or Non-Lifetime Withdrawal reduces the Income Benefit Base to zero, the Contract will terminate and all benefits under this option will end.

If this option terminates for any reason, the additional charge will also terminate.

Reports

Before the first Lifetime Withdrawal, the annual report provided for in the Contract will include the Income Benefit Base as of the end of the previous calendar year and the available Lifetime Withdrawal Amount. After the first Lifetime Withdrawal is taken, the annual report will include the Lifetime Withdrawal Amount and the current Income Benefit Base.

Annuity Purchase Rates

Notwithstanding any guaranteed annuity purchase rates stated in the Contract, the annuity purchase rates available on the Annuity Commencement Date will not provide less income than the Lifetime Withdrawal Amount in effect at the time of Annuitization.

Executed for Nationwide by:

Secretary	President

ICC23-VARR-0141AO	13	(Compact – Standard) (11/2023)

[NATIONWIDE L.INC+® ACCELERATED ADVISORY OPTION] SPECIFICATIONS PAGES

Option Effective Date:	[08/30/2023]

Parties to the Contract:

Determining Life:	[John Doe]
Joint Determining Life:	[Jane Doe]
Determining Life Date of Birth:	[01/01/1956]
Joint Determining Life Date of Birth:	[12/01/1961]

Contract Requirements:

Minimum Determining Life Issue Age:	[45]
Maximum Determining Life Issue Age:	[85]
Minimum Joint Determining Life Issue Age:	[45]
Maximum Joint Determining Life Issue Age:	[85]
Annual Adviser Fee Allowance Percentage:	[1.50]%

Roll-up Information:

Roll-up Interest Rate:	[6.00]%
Roll-up Crediting Period:	[10] Option Year(s)

Option Charges:

Guaranteed Maximum Charge without the Joint Option:	[1.50]% of the then current Income Benefit Base deducted on each Option Anniversary*

Guaranteed Maximum Charge with the Joint Option:	[1.90]% of the then current Income Benefit Base deducted on each Option Anniversary*

*

The initial Nationwide L.inc Advisory Accelerated Option charge on the Option Effective Date is guaranteed under the conditions stated in this option and in effect when it was issued. An affirmative election to reset the Income Benefit Base, as described in the Calculation of the Income Benefit Base Before Lifetime Withdrawals and Calculation of the Income Benefit Base After Lifetime Withdrawals Begin – Income Benefit Base Resets sections section of this option, may increase the Nationwide L.inc Advisory Option charge, subject to the maximum charge stated in this option.

Purchase Payment Limits:

After the first Option Anniversary, Nationwide reserves the right to refuse any additional Purchase Payments. Any amount refused will be returned to the Contract Owner.

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide or any of its subsidiaries or affiliates with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any excess amount not accepted will be returned to the Contract Owner.

ICC23-VARR-0141AO	14	(Compact – Standard) (11/2023)

LIFETIME WITHDRAWAL PERCENTAGES TABLES

	Lifetime Withdrawal Percentages Joint Option is not elected		Lifetime Withdrawal Percentages Joint Option is elected
Age of the Determined Life*	Column 1: Contract Value greater than $0	Column 2: Once Contract Value reaches $0	Column 1: Contract Value greater than $0	Column 2: Once Contract Value reaches $0
[45]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[46]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[47]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[48]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[49]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[50]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[51]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[52]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[53]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[54]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[55]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[56]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[57]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[58]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[59]	[4.00]%	[3.00]%	[3.75]%	[3.00]%
[59 1⁄2]	[5.00]%	[3.00]%	[4.75]%	[3.00]%
[60]	[5.00]%	[3.00]%	[4.75]%	[3.00]%
[61]	[5.00]%	[3.00]%	[4.75]%	[3.00]%
[62]	[5.00]%	[3.00]%	[4.75]%	[3.00]%
[63]	[5.00]%	[3.00]%	[4.75]%	[3.00]%
[64]	[5.00]%	[3.00]%	[4.75]%	[3.00]%
[65]	[6.00]%	[4.00]%	[5.75]%	[4.00]%
[66]	[6.00]%	[4.00]%	[5.75]%	[4.00]%
[67]	[6.00]%	[4.00]%	[5.75]%	[4.00]%
[68]	[6.00]%	[4.00]%	[5.75]%	[4.00]%
[69]	[6.00]%	[4.00]%	[5.75]%	[4.00]%
[70]	[6.25]%	[4.00]%	[6.00]%	[4.00]%
[71]	[6.25]%	[4.00]%	[6.00]%	[4.00]%
[72]	[6.25]%	[4.00]%	[6.00]%	[4.00]%
[73]	[6.25]%	[4.00]%	[6.00]%	[4.00]%
[74]	[6.25]%	[4.00]%	[6.00]%	[4.00]%
[75]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[76]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[77]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[78]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[79]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[80]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[81]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[82]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[83]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[84]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[85]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[86]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[87]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[88]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[89]	[6.50]%	[4.00]%	[6.25]%	[4.00]%
[90+]	[6.50]%	[4.00]%	[6.25]%	[4.00]%

*

The age used to determine the applicable Lifetime Withdrawal Percentage is the applicable age on the date of the first Lifetime Withdrawal. If the Joint Option is elected, it is the age of the younger of the Determining Life or the Joint Determining Life.

ICC23-VARR-0141AO	15	(Compact – Standard) (11/2023)